COMPANY CONTACT: Tony M. Shelby
                 Chief Financial Officer
                 (405) 235-4546

KCSA CONTACT:    Leslie A. Schupak/Joe Mansi
                 (212) 682-6300, ext. 205/207

November 10, 2003

OTC: LSBD

LSB INDUSTRIES, INC. REPORTS RESULTS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2003

Oklahoma City, Oklahoma . . . November 10, 2003 . . . LSB Industries, Inc. (OTC Bulletin Board: LSBD), reported a net income of $2.4 million for the three months ended September 30, 2003.

 Results for three months ended September 30, 2003

 Net sales from continuing operations for the three months ended September 30, 2003 and 2002 were $79.0 million and $69.4 million, respectively, an increase of $9.6 million.

For the three months ended September 30, 2003, the Company reported a net income of $2.4 million. After deducting $.6 million for preferred stock dividend requirements, which were not paid, the net income applicable to common stock was $1.8 million or $.12 per share fully diluted.

For the three months ended September 30, 2002, the net loss was $2.7 million. After deducting preferred stock dividend requirements which were not paid, net loss applicable to common stock was $3.3 million, or $.27 per share fully diluted.

For the nine months ended September 30, 2003, the Company reported net income of $3.1 million, compared to a net loss of $3.6 million for the comparable period last year. The loss for 2002 is after including $860,000 income from the cumulative effect of accounting change. After deducting $1.7 million for dividend requirements on outstanding preferred stocks, which were not paid, the net income applicable to common stock for 2003 was $ 1.4 million, or $.10 per share fully diluted, compared to a net loss applicable to common stock of $5.3 million or $.44 per share fully diluted for the same period last year.

(continued)

The Company is a manufacturing, marketing, and engineering company with activities on a world wide basis. The Company's principal business activities consist of the manufacture and sale of commercial and residential climate control products, the manufacture and sale of chemical products for the mining, agricultural and industrial markets, the provision of specialized engineering services, and other activities. The Company's common stock and Series 2 preferred stock are listed for trading on the Over-the-Counter Bulletin Board.

LSB Industries, Inc.
Financial Highlights (Notes)
Nine Months and Three Months Ended September 30, 2003 and 2002
 (unaudited)

Nine Months Ended September 30,	Three Months Ended September 30,
2003	2002	2003	2002
Net sales	$240,509	$218,236	$79,023	$69,443
Cost of sales	203,906	182,095	65,218	58,729
Gross profit	36,603	36,141	13,805	10,714

Selling, general and administrative expenses	30,981	31,093	10,490	10,082

Operating income	5,622	5,048	3,315	632

Other income (expense):
Other income	2,464	1,622	928	198
Benefit from termination of firm purchase commitments	-	290	-	-
Interest expense	(4,166)	(6,278)	(1,321)	(1,396)
Other expense	(827)	(617)	(558)	(95)
Income from continuing operations before provision for income taxes and cumulative effect of accounting change	3,093	65	2,364	(661)
Provision for income taxes	-	22	-	22
Income from continuing operations before cumulative effect of accounting change	3,093	43	2,364	(683)
Loss from discontinued operations, net	-	(4,510)	-	(2,027)
Cumulative effect of accounting change	-	860	-	-

Net income (loss)	$3,093	$(3,607)	$2,364	$(2,710)

Net income (loss) applicable to common stock	$1,393	$(5,308)	$1,797	$(3,277)
Income (loss) per common share
Basic:
Income (loss) from continuing operations	$.11	$(.13)	$.14	$(.10)
Loss from discontinued operations, net	-	(.38)	-	(.17)
Cumulative effect of accounting change	-	.07	-	-
Net income (loss)	$.11	$(.44)	$.14	$(.27)

Diluted:
Income (loss) from continuing operations	$.10	$(.13)	$.12	$(.10)
Loss from discontinued operations, net	-	(.38)	-	(.17)
Cumulative effect of accounting change	-	.07	-	-
Net income (loss)	$.10	$(.44)	$.12	$(.27)

(See accompanying notes)

LSB Industries, Inc.
Notes to Unaudited Financial Highlights
Nine Months and Three Months Ended September 30, 2003 and 2002
(unaudited)

Note 1: Basis of Presentation Certain reclassifications have been made to the Financial Highlights for 2002 to conform to the Financial Highlights presentation for 2003.

Note 2: In December 2002, the Company completed the sale of all of the operating assets of two of the Company's wholly-owned subsidiaries formerly included in the Chemical Business, principally in the packaged explosive business, which business was not considered by the Company to be part of its core Chemical Business. The operations of the sold subsidiaries are reflected as discontinued operations in the accompanying Financial Highlights for 2002.

Note 3: Net income (loss) applicable to common stock is computed by adjusting net income (loss) by the amount of preferred stock dividends. Basic income (loss) per common share is based upon net income (loss) applicable to common stock and the weighted average number of common shares outstanding during each period. Diluted income (loss) per share is based on the weighted average number of common shares and dilutive common equivalent shares outstanding and the assumed conversion of dilutive convertible securities outstanding, if any, after appropriate adjustment for interest, net of related income tax effects on convertible notes payable, as applicable.

Note 4: Information about the Company's operations in different industry segments for the nine months and three months ended September 30, 2003 and 2002, is detailed on the following page.

(continued)

LSB INDUSTRIES, INC.
Notes to Unaudited Financial Highlights
Nine Months and Three Months Ended September 30, 2003 and 2002
(Unaudited)
Nine Months Ended September 30,	Three Months Ended September 30,
2003	2002	2003	2002
(In thousands)
Net sales:
Chemical	$146,975	$113,562	$46,429	$34,826
Climate Control	90,290	101,255	31,653	33,434
Other	3,244	3,419	941	1,183
	$240,509	$218,236	$79,023	$69,443
Gross profit:
Chemical	$8,047	$5,431	$4,275	$173
Climate Control	27,461	29,493	9,243	10,164
Other	1,095	1,217	287	377
	$36,603	$36,141	$13,805	$10,714
Operating profit (loss):
Chemical	$1,928	$(1,782)	$2,040	$(2,344)
Climate Control	9,320	12,510	3,440	4,524
	11,248	10,728	5,480	2,180
General corporate expenses and other business operations, net	(3,989)	(4,675)	(1,795)	(1,445)
Interest expense	(4,166)	(6,278)	(1,321)	(1,396)
Benefit from termination of firm purchase commitments-Chemical	-	290	-	-
Income (loss) from continuing operations before cumulative effect of accounting change	$3,093	$65	$2,364	$(661)